                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                             Courier Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                               COURIER CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 18, 2001


To the Stockholders of
  COURIER CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of COURIER CORPORATION (the "Corporation") will be held at the Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts, at ll:00 A.M. on Thursday, January 18, 2001 for the following purposes:

         1. To elect two Class C Directors to hold office for a term of three years and until their respective successors shall be elected and shall have qualified;

         2. To approve an amendment to the Corporation's 1993 Amended and Restated Stock Incentive Plan, which would increase the number of shares available for grant under the Plan by 100,000 shares, representing 3.0 % of the outstanding shares of common stock, as described in the attached Proxy Statement;

         3. To ratify and approve the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Corporation for the current fiscal year ending September 29, 2001; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 24, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

                                  By order of the Board of Directors,



                                  F. BEIRNE LOVELY, JR., CLERK

15 Wellman Avenue
North Chelmsford, Massachusetts 01863
December 11, 2000

     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT

                               COURIER CORPORATION
                                15 WELLMAN AVENUE
                      NORTH CHELMSFORD, MASSACHUSETTS 01863

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 18, 2001

                             NATURE OF SOLICITATION

         This Proxy Statement is furnished in connection with and accompanies a Proxy for and Notice of Annual Meeting of Stockholders (the "Notice") of Courier Corporation (the "Corporation" or "Courier"), to be held January 18, 2001 at ll:00 A.M. at the Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts, for the purposes set forth in said Notice. The solicitation is made on behalf of the Board of Directors of the Corporation.

         This Proxy Statement and the accompanying Notice and Proxy Card (the "Proxy") are first being sent to stockholders on or about December 11, 2000. The Board of Directors has fixed the close of business on November 24, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").

         The cost of preparing, assembling and mailing the Proxy and Notice and this Proxy Statement and of soliciting Proxies is to be borne by the Corporation. In addition to the use of the mails, solicitation may be made by telephone and personally by employees and Directors of the Corporation. Corporate Investor Communications, Inc. has been hired by the Corporation to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise, at a fee of approximately $3,500. The Corporation will also bear the expense of banks, brokers and other fiduciaries or nominees who may forward Proxies and proxy material to beneficial owners of shares held of record by such holders of record.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it prior to the exercise of the powers conveyed by it by filing with the Clerk of the Corporation a written revocation or duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person. Unless a Proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof in the manner hereinafter described.

         The Annual Report of the Corporation for the fiscal year ended September 30, 2000 including financial statements for the fiscal year ended September 30, 2000, is being mailed to stockholders concurrently with this Proxy Statement.

                                VOTING SECURITIES

         As of the Record Date, the securities outstanding and entitled to vote at the Annual Meeting consist of 3,360,083 shares of Common Stock, par value $1 per share, of the Corporation (the "Common Stock"). Only holders of record at the close of business on November 24, 2000 will be entitled to vote at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share held. A majority in interest of all shares of Common Stock issued, outstanding and entitled to vote at the meeting constitutes a quorum for the meeting (1,680,042 shares). Abstentions and broker non-votes shall be counted in determining the number of shares present at the meeting.

         A plurality of votes properly cast for the election of Directors by stockholders attending the meeting in person or by proxy will elect Directors to office. A majority of votes properly cast at the meeting is required for approval of other matters presented at the meeting, unless a larger vote is required by law, or by the Corporation's Articles of Organization or By-Laws. Abstentions and broker non-votes will not be counted as votes cast at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 24, 2000, the ownership of Common Stock of the Corporation by each Director, by each executive officer named in the Summary Compensation Table below (each a "Named Executive Officer"), by all Directors and executive officers of the Corporation as a group, and by any person or group known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned by each person and entity is determined according to the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of November 24, 2000 through the exercise of an option or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.

                                    Number of Shares
                                      Beneficially                  % of Shares
         Name                         Owned (1)(2)(3)               Outstanding
         ----                       ----------------                -----------
James F. Conway III                     348,395 (4)                 10.3%
Kathleen Foley Curley                     7,850                      0.2%
Richard K. Donahue                       20,000                      0.6%
Edward J. Hoff                          106,786                      3.2%
Arnold S. Lerner                         15,777 (5)                  0.5%
Charles E. Otto                          15,266                      0.5%
W. Nicholas Thorndike                    28,100                      0.8%
George Q. Nichols                        16,928                      0.5%
Robert P. Story, Jr.                     83,347 (6)                  2.5%
Peter D. Tobin                            4,771                      0.1%
Peter M. Folger                          18,586                      0.6%
All Directors and Executive Officers
  as a Group (11 persons)               665,806                     19.2%
Artisan Partners                        380,525 (7)                 11.4%
T. Rowe Price Associates, Inc.          234,000 (8)                  7.0%

(1) The information concerning the amount of Common Stock of the Corporation beneficially owned by each of the Directors and executive officers was furnished to the Corporation by each such Director or executive officer.

(2) Includes shares subject to options exercisable within sixty days as follows:
Mr. Conway, 22,500; Ms. Curley, 3,300; Mr. Donahue, 12,200; Mr. Hoff, 20,200;
Mr. Otto, 11,666; Mr. Thorndike, 1,600; Mr. Story, 25,075; Mr. Tobin, 4,430; Mr.
Folger, 8,865; and all Directors and executive officers as a group, 114,036. For purposes of calculating the percentage of shares outstanding with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding only as to such individual or group.

(3) Includes shares allocated to individual accounts in the Courier Employee Stock Ownership Plan (the "ESOP") as follows: Mr. Conway, 2,491; Mr. Nichols, 2,678; Mr. Story, 1,772; Mr. Tobin, 51; and Mr. Folger, 1,147.

(4) Includes 174,226 shares owned by the James F. Conway, Jr. Trusts of which Mr. Conway III is a trustee with shared voting and investment power as to these shares. Mr. Conway's address is c/o the Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(5) Includes 1,500 shares owned by Mr. Lerner's wife and 7,500 shares owned by Mr. Lerner's adult children, as to which shares Mr. Lerner disclaims beneficial ownership.

(6) Includes 1,200 shares owned by Mr. Story's wife, as to which shares Mr. Story disclaims beneficial ownership.

(7) Based upon information provided by Artisan Partners Limited Partnership as of November 24, 2000. Artisan Partners serves as investment adviser with shared voting and shared dispositive power over these shares, which are owned by Artisan Partners' clients. The address for Artisan partners is 1000 North Water Street, Suite 1770, Milwaukee, WI 53202.

(8) Based upon information provided by T. Rowe Price Associates, Inc. as of November 24, 2000. These shares are owned by T. Rowe Price Small Cap Value Fund, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

                          ITEM 1: ELECTION OF DIRECTORS

         Pursuant to the By-Laws, the Corporation's directorships are divided into three classes, consisting of Class A, Class B and Class C Directors. The term of each directorship is three years and the terms of the three classes are staggered in such a manner that only one class is elected in any one year. Two Class C Directors are to be elected at the 2001 Annual Meeting. Each of the two Class C Directors will serve until the 2004 Annual Meeting and until his or her successor shall have been elected and shall have qualified or until his or her earlier death, incapacity, resignation or removal. It is proposed that Proxies not limited to the contrary will be voted to elect Arnold S. Lerner and George Q. Nichols as Class C Directors. Messrs. Lerner and Nichols are presently Class C Directors having terms expiring at the 2001 Annual Meeting. If some unexpected occurrence should make necessary, in the judgement of the Board of Directors, the substitution of some other person for any of the nominees, it is the intention of the persons named in the Proxy to vote for the election of such other person as may be designated by the Board of Directors.

         Messrs. Lerner and Nichols were previously elected by the stockholders.

NOMINEES FOR ELECTION AS CLASS C DIRECTORS

ARNOLD S. LERNER -- Mr. Lerner, age 70, has been a Director of the Corporation since 1989. He is a Director, Vice Chairman and Clerk of Enterprise Bank and Trust Company. If elected, Mr. Lerner will serve as a Class C Director until the 2004 Annual Meeting.

GEORGE Q. NICHOLS -- Mr. Nichols, age 71, has been a Director of the Corporation since March 1995. He is Senior Vice President of Courier Corporation and became Chairman of National Publishing Company, a wholly-owned subsidiary of Courier Corporation, in 2000. He had previously been President of National Publishing Company since 1976. If elected, Mr. Nichols will serve as a Class C Director until the 2004 Annual Meeting.

DIRECTORS CONTINUING IN OFFICE

         The following persons are incumbent Directors and have unexpired terms as Class A and Class B Directors as indicated.

JAMES F. CONWAY III -- Mr. Conway, age 48, has been a Director of the Corporation since 1988. Mr. Conway was elected Chairman of the Corporation on September 22, 1994 and continues as President and Chief Executive Officer. He had been Acting Chairman, President and Chief Executive Officer since December 1992, and President and Chief Operating Officer from 1988 to 1992. He is a Director of Enterprise Bank and Trust Company. Mr. Conway was previously elected as a Class B Director to serve until the 2003 Annual Meeting.

W. NICHOLAS THORNDIKE -- Mr. Thorndike, age 67, has been a Director of the Corporation since 1989. He serves as a Corporate Director or Trustee of a number of organizations, including Providence Journal Company, The Putnam Funds and Cabot Industrial. He has also served as a Trustee of Massachusetts General Hospital from 1969 to 1999 and now serves as Honorary Trustee, and was the Chairman of the Board from 1987 to 1992 and President from 1992 to 1994. Until December 1988, he was Chairman and Managing Partner of Wellington Management Company. Mr. Thorndike was previously elected as a Class B Director to serve until the 2003 Annual Meeting.

KATHLEEN FOLEY CURLEY -- Doctor Curley, age 49, has been a Director of the Corporation since February 1995. She joined Communispace Corporation as Senior Vice President and Chief Community Builder in 2000. She had been Executive Director of Lotus Institute since 1999 and Director of Research from 1996 to 1999. She was an Associate Professor at Northeastern University College of Business Administration in Management Information Systems between 1986 and 1997. Prior to her association with Northeastern University, she was a visiting scholar at MIT - Center for Information Systems Research and an instructor at the Harvard Graduate School of Business Administration. Doctor Curley was previously elected as a Class B Director to serve until the 2003 Annual Meeting.

RICHARD K. DONAHUE -- Mr. Donahue, age 73, has been a Director of the Corporation since June 1995. He is Vice Chairman of NIKE, Inc. of Beaverton, Oregon and a member of the NIKE Board of Directors since 1977. He previously served as President and Chief Operating Officer of NIKE, Inc. from 1990 to 1994. He is a partner in the law firm of Donahue & Donahue Attorneys, P.C. Mr. Donahue was previously elected as a Class A Director to serve until the 2002 Annual Meeting.

EDWARD J. HOFF -- Mr. Hoff, age 45, has been a Director of the Corporation since 1989. He is President of Leadership Development Inc., a management development firm, since 1998. He was a Partner at The Center for Executive Development from 1992 to 1998. Mr. Hoff was previously elected as a Class A Director to serve until the 2002 Annual Meeting.

ROBERT P. STORY, JR. -- Mr. Story, age 49, has been a Director of the Corporation since February 1995. He is Senior Vice President and Chief Financial Officer of Courier Corporation as well as Director of Courier's book manufacturing operations. He joined Courier in 1986 as Vice President and Treasurer and was elected Senior Vice President and Chief Financial Officer in April 1989. Mr. Story was previously elected as a Class A Director to serve until the 2002 Annual Meeting.

DIRECTORS NOT CONTINUING IN OFFICE

CHARLES E. OTTO -- Mr. Otto, age 59, has been a Director of the Corporation since 1987. He is a consultant and a retired Corporate Officer and Senior Vice President, Field Operations, United States Marketing Group of Xerox Corporation. Mr. Otto was previously elected as a Class C Director to serve until the 2001 Annual Meeting. He has chosen to retire and not to stand for re-election.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Corporation held a total of 10 meetings during the fiscal year ended September 30, 2000.

         The Board of Directors has an Audit and Finance Committee and a Compensation and Management Development Committee. The Corporation has no Nominating Committee.

         The Audit and Finance Committee (the "Audit Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Lerner serving as Chairman. All the members of the Audit Committee are independent, as defined in Rule 4200(g)(15) of the National Association of Securities Dealers' listing standards. The functions of the Audit Committee include recommendation of independent public accountants for the Corporation; consultation with the Corporation's independent public accountants regarding the plan of audit; review, in consultation with the independent public accountants, of their report of audit and accompanying management letter; review of reports and recommendations of the Corporation's internal auditor; and consultation with the independent public accountants regarding the adequacy of internal accounting controls. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A. The Audit Committee held three formal meetings during the last fiscal year. A part of each meeting was held with representatives of the Corporation's independent public accountants outside of the presence of management.

         The Compensation and Management Development Committee (the "Compensation Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Hoff serving as Chairman of the Committee. The Compensation Committee administers the Company's executive compensation programs and approves the compensation of executive officers. The Compensation Committee held two formal meetings during the last fiscal year.

         Each Director attended at least 75% of the total number of meetings held by the Board of Directors and any committees on which he or she served during fiscal year 2000.

DIRECTORS' COMPENSATION

         The Corporation pays its non-employee Directors (Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley) an annual retainer of $16,000 and meeting fees of $1,000 per meeting of the Board of Directors and $800 per meeting for any committee meetings of the Board of Directors attended. The Corporation pays annual retainer fees to non-employee Directors who serve as Chairmen of committees of the Board of Directors as follows: Compensation Committee, $10,000 and Audit Committee, $5,000. Non-employee Directors are allowed, at their election, to receive all or one-half of their annual retainer fees for services as Directors and as Chairmen of Committees in the form of stock options pursuant to the Deferred Income Plan discussed below.

1989 DEFERRED INCOME STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         The 1989 Deferred Income Stock Option Plan for Non-Employee Directors (the "Deferred Income Plan") provides for the issuance of stock options for shares of the Corporation's Common Stock to each non-employee Director of the Corporation who elects to receive such options in lieu of 50 percent or 100 percent of each annual retainer receivable by him or her for services as a Director and as a Chairman of a Committee of the Board of Directors. Elections under the Deferred Income Plan may be made only as to compensation paid for services rendered six months after the date of the election. Options are granted on the first day of each fiscal year, or in the case of a newly elected Director, on the first day of the seventh month after his or her election to participate (the "Grant Date") or on the effective date of any retainer increase.

         The per share exercise price for each option granted pursuant to the Deferred Income Plan is $5 less than the average of the closing sales price per share of Common Stock for the five consecutive trading days next preceding the Grant Date of the option, but in no event less than $1 per share. The exercise price is payable in cash, or in shares of Common Stock, or a combination of the two. The number of shares of Common Stock for which options will be granted to a participating Director as of any Grant Date is one-fifth of the dollar amount by which his or her stipend is reduced on account of his or her election to participate in the Deferred Income Plan.

         Each option granted under the Deferred Income Plan is exercisable on and after its Grant Date to the extent of 25% of the total number of shares subject to the option. Provided that the optionee is then serving as a Director, an option becomes exercisable as to an additional 25% of the shares subject to the option on and after each January 1, April 1 and July 1 next following its Grant Date. Each option granted under the Deferred Income Plan expires five years after its Grant Date. Unexpired options held by a participating Director at the termination of his or her service as a Director may be exercised, to the extent they had become exercisable before such termination, within three months after the date of such termination. Unexpired options held by a participating Director at his or her death may be exercised within one year after his or her death by his or her personal representative, to the extent they had become exercisable before his or her death.

         The Board of Directors has no authority under the Deferred Income Plan to select optionees or to set the number of shares covered by an option or the exercise price of an option, but subject to the foregoing limitations the Board may administer and construe the Deferred Income Plan and the stock option agreements pursuant to the Deferred Income Plan. On November 5, 1998, the Board of Directors voted to extend the term of the plan indefinitely and received approval from the shareholders at the 1999 Annual Meeting.

         Of the six persons currently eligible to participate in the Deferred Income Plan, Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley have elected to participate. Options for 3,200 shares to each of Messrs. Donahue, Otto, and Thorndike and Ms. Curley and for 5,200 shares to Mr. Hoff were granted on October 1, 1999 at an exercise price of $19.21 per share. An option for 2,100 shares to Mr. Lerner was granted on April 1, 2000 at an exercise price of $18.55 per share.

AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed the audited financial statements with management. Furthermore, the Audit Committee has (i) discussed with the Independent auditors the matters required to be discussed by SAS No. 61, (ii) received the written disclosures and the letter from the Independent accountants required by Independence Standards Board Standard No. 1 and (iii), discussed with the Independent accountants matters regarding the Independent accountants' Independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

         Kathleen Foley Curley              Arnold S. Lerner
         Richard K. Donahue                 Charles E. Otto
         Edward J. Hoff                     W. Nicholas Thorndike

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

         The Compensation Committee ("the Committee") is comprised entirely of non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review the performance and set the compensation of the Chief Executive Officer; and to review and approve all compensation arrangements for executive officers, including cash compensation, stock awards, employment/severance agreements and special benefits, where applicable. Actions by the Committee are periodically reported to and, in appropriate cases, ratified by the Board.

         The Committee approved the Executive Compensation Program in 1994 for all executives, and the program was continued in 2000. An independent compensation consultant was retained to assist the Committee in evaluating the Executive Compensation Program to ensure it continued to match directly the strategy and organizational focus that the Corporation has established for achieving competitive success, higher profits and maximizing shareholder returns.

PHILOSOPHY

         The Executive Compensation Program is designed to:

         - attract and retain high quality management talent and to motivate them to build and sustain value for shareholders,
         - provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation, and
         - establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

EXECUTIVE COMPENSATION PROGRAM

         The executive compensation program consists of four compensation components that together comprise a total compensation amount established for each executive officer. In determining total compensation amounts, the Corporation reviews compensation survey data of other companies of a similar revenue size, in similar markets as the Corporation, and in regional areas in which the Corporation competes for executive talent. There is no special attempt to set total compensation of executive officers to particular levels (e.g., median, salary midpoint, etc.) within the survey data. It is the opinion of the Committee that when performance targets are achieved, total compensation earned by executive officers will reach a level competitive with other executive officers in companies with similar size and characteristics.

         Total compensation is comprised of base salary, an annual cash bonus, a long-term stock incentive, and a long-term performance incentive.

         Base Salary - Increases in base salaries for fiscal 2000 ranged from 4% to 7% for executive officers.

         Annual Cash Bonus - The Committee approves annual cash bonus targets and the performance targets upon which the bonus will be earned by executive officers at the beginning of the fiscal year. At least one-third of the annual cash bonus for all executive officers is based upon the achievement of corporate earnings targets. Some executive officers may also have a portion of their annual cash bonus based upon achievement of individual business unit earnings targets. If the annual cash bonus is based on both corporate and individual business unit earnings, the weighting given to the corporate measure ranges from 34% to 50% depending upon the position of the executive officer; the weighting given to the individual business unit measures, therefore, ranges from 50% to 66%. No annual cash bonus is earned unless minimum earnings thresholds are achieved. The maximum that may be earned is 200% of the annual cash bonus target when earnings targets are exceeded by specified amounts.

         In 2000, the corporate earnings target was exceeded. All executives earned 200% of the portion of their annual cash bonus which was based upon the corporate earnings measure. Executive officers earned from 150% to 200% of the portion of their annual cash bonus based on individual business unit earnings.

         Long-Term Stock Incentive - The Long-Term Stock Incentive represents a value, in terms of compensation, which is earned by executives through a combination of a stock option award and a cash award based upon Total Shareholder Return (TSR). The Committee believes that stock options and awards based on TSR are a valuable method of tying executives' performance to the creation of shareholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years. Stock options for fiscal 2000 were awarded at the beginning of fiscal 2000. (Stock option awards for fiscal 2001 were awarded at the end of fiscal 2000.) The stock option awards, which vest over a three-year period, were granted to executive officers with an option exercise price equal to the fair market value, except in the case of the Chief Executive Officer's award which was 110% of the fair market value, of the Corporation's Common Stock as of the date of the awards. The Committee believes in encouraging share ownership by executives. Therefore, the number of shares and/or options currently held by executive officers is not a factor in determining individual option awards.

          The portion of the executive officers' Long-Term Stock Incentive which is comprised of a cash award may be earned over a period of time up to 5 years based upon the Corporation meeting or exceeding its peer group TSR. A portion of the award may be earned annually based upon achieving an annual TSR measure; and beginning with the third through fifth year, up to the full award may be earned based upon achieving a cumulative TSR measure. Awards are paid following the close of the fiscal year in which they are earned. Any unearned portion of the award after five years is forfeited. In 2000, Courier Corporation's three-year cumulative total shareholder return exceeded the three-year cumulative total shareholder return of its peer group; and Courier Corporation's one-year total shareholder return exceeded the one-year total shareholder return of its peer group. Executives earned the remaining 50% of their cash award potential under the fiscal 1998 Long-Term Stock Incentive (the other 50% of the fiscal 1998 award having been earned and paid out in 1998 and 1999) and earned 25% of their cash award potential under the fiscal 1999 and fiscal 2000 Long-Term Stock Incentive. Award payouts were made as of the close of fiscal 2000.

         In addition, two executive officers received restricted stock grant awards in fiscal 2000, as special recognition for their performance. These restricted stock grants vest over 5 years.

         Long-Term Performance Incentive - The Long-Term Performance Incentive is earned by executive officers based upon the Corporation achieving specific return on asset (ROA) targets each year within a three-year performance period. If the target is missed in any of the three years, a portion of the award is forfeited. Amounts earned under the plan are not paid until the end of the three-year performance period. The ROA target for the first year of the 2000 Long-Term Performance Incentive was achieved, and the earned award will be paid following the close of the 2002 fiscal year. The ROA target for the second year of the 1999 Long-Term Performance Incentive was achieved for 2000, and the earned award will be paid following the close of the 2001 fiscal year. The ROA target for the third year of the 1998 Long-Term Performance Incentive was achieved for 2000. Executives earned, in total, 100% of the 1998 Long-Term Performance Incentive award, and the payouts were made as of the close of fiscal 2000.

CHIEF EXECUTIVE OFFICER PAY

         At the beginning of the fiscal year the Committee set Mr. Conway's total compensation for 2000. Compensation survey data of Chief Executive Officers of companies of similar revenue size and in similar markets as the Corporation were used as a guide for determining Mr. Conway's 2000 total compensation.

         Mr. Conway's 2000 total compensation is comprised of a base salary, the annual cash bonus, the Long-Term Stock Incentive, and the Long-Term Performance Incentive. Mr. Conway's base salary was increased in 2000 by 5%. Mr. Conway's annual cash bonus was based solely upon achieving corporate earnings targets. Since the corporate earnings target was exceeded, Mr. Conway earned 200% of his 2000 bonus potential. Mr. Conway's 2000 Long-Term Stock Incentive was comprised of a combination of a stock option award, which was granted to Mr. Conway at the beginning of fiscal year 2000, and a cash award based upon Total Shareholder Return (TSR). (Mr. Conway's stock option award for fiscal 2001 was awarded at the end of fiscal 2000.) The stock option award for fiscal year 2000, which vests over a three-year period, was granted at an option price equal to 110% of the fair market value of the Corporation's Common Stock as of the date of the award. Since the Long-Term Stock Incentive is a component of the total compensation established for Mr. Conway by the Committee, a recognized stock option pricing model was used to determine the number of shares that corresponded to a specific amount of compensation. Therefore, the number of option shares awarded was not based on the number of shares currently held by Mr. Conway. In 2000, Mr. Conway earned the remaining 50% of his award potential under the fiscal 1998 Long-Term Stock Incentive (the other 50% of the fiscal 1998 award having been earned and paid out in 1998 and 1999) because Courier Corporation's three-year cumulative total shareholder return exceeded the three-year cumulative total shareholder return of its peer group in fiscal 2000. Mr. Conway earned 25% of the fiscal 1999 and fiscal 2000 Long-Term Stock Incentive cash awards because Courier Corporation's one-year total shareholder return exceeded the one-year total shareholder return of its peer group in fiscal 2000. The payouts were made as of the close of fiscal 2000. Mr. Conway earned a portion of the fiscal 1998, 1999, and 2000 Long-Term Performance Incentive, as described above, by achieving specific return on assets targets. The award earned under the fiscal 1998 Long-Term Performance Incentive, which represented 100% of the total award that could be earned, was paid as of the close of fiscal 2000.

TAX LAW CHANGES

         In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In this regard, the Committee must determine whether any actions with respect to this limit should be taken by the Corporation. At this time, it is not anticipated that any executive officer of the Corporation will receive any such compensation in excess of this limit during 2000. At the recommendation of the Committee, the Board of Directors voted on November 27, 1995 to amend the 1993 Stock Incentive Plan to comply with
Section 162(m) of the Internal Revenue Code. The Committee will continue to monitor this situation and will take additional actions if it is warranted in the future.

CLOSING

         The Committee believes that the executive compensation program implemented for 2000 successfully tied executive compensation to the achievement of significant corporate earnings, attainment of strategic goals, and increased shareholder value.

         Kathleen Foley Curley              Arnold S. Lerner
         Richard K. Donahue                 Charles E. Otto
         Edward J. Hoff                     W. Nicholas Thorndike

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

         The following table (the "Summary Compensation Table") sets forth information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer, each of its four other most highly compensated executive officers serving at the end of the fiscal year ended September 30, 2000 (collectively, the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                              ----------------------
                           ANNUAL COMPENSATION                AWARDS                 PAYOUTS
                           -------------------                ------                 -------
                                                   Other    Restricted
                                                   Annual     Stock                    LTIP     All Other
Name and                                       Compensation   Awards    Options/      Payouts  Compensation
Principal Position   Year  Salary($)  Bonus($)       $          $       Sars(#)(1)      ($)       ($)(1)
------------------   ----  ---------  -------        -          -       ----------      ---       ------

J. F. Conway III     2000  315,000    270,000     80,737          0       12,000      140,463     36,744
Chairman, President  1999  310,000    210,000          0          0            0      134,298     25,937
and Chief Executive  1998  259,615    137,500    113,222          0        6,000      146,770     47,414
Officer

G. Q. Nichols        2000  276,250    321,125          0          0            0       40,000     55,080
Corporate Senior     1999  265,000    277,675          0          0            0       40,000     44,277
Vice President and   1998  240,000    179,700          0          0            0       41,000     93,787
President of National
Publishing Company

R. P. Story, Jr.     2000  245,000    280,000          0    224,375       10,000      109,990     25,897
Senior Vice          1999  238,077    105,000          0          0            0      102,283     18,770
President and Chief  1998  209,616     85,500          0          0        5,000       79,216     27,910
Financial Officer

P.  D. Tobin (2)     2000  133,000    100,000          0          0        2,800       23,905      9,717
Vice President       1999        -          -          -          -            -            -          -
                     1998        -          -          -          -            -            -          -

P. M. Folger         2000  130,003     80,000          0     57,250        3,000       20,351     11,064
Vice President       1999  129,616     61,250          0          0            0       21,162      9,316
and Controller       1998  119,808     37,500          0          0        1,500       15,126      8,552

T. G. Osenton (3)    2000  234,808    100,000          0          0            0            0     37,685
(Former Executive    1999  222,885     50,575          0          0            0       75,678     13,555
Officer)             1998  204,808     31,875          0          0        4,000       63,544     27,577

(1) Includes profit sharing contributions made during fiscal 2000 by the Corporation to individual accounts in the Profit Sharing and Savings Plan ("PSSP") in fiscal year 2000 as follows: Mr. Conway, $8,000; Mr. Nichols, $13,600; Mr. Story, $8,000; Mr. Tobin, $7,200; and Mr. Folger, $8,000. Also
includes matching contributions by the Corporation to individual 401(k) accounts in the PSSP in fiscal year 2000 as follows: Mr. Conway, $2,525; Mr. Nichols, $2,541; Mr. Story, $2,537; Mr. Tobin, $2,488; and Mr. Folger, $2,455. Also
includes the value of stock allocations to the individual accounts in the ESOP in fiscal 2000 as follows: Mr. Conway, $1,363; Mr. Nichols, $1,450; Mr. Story, $957; Mr. Tobin, $29; and Mr. Folger, $609. Also includes amounts credited under the Courier Corporation Deferred Compensation Program in fiscal 2000 as follows:
Mr. Conway, $24,856; Mr. Nichols, $37,489; and Mr. Story, $14,403.

(2) Mr. Tobin became an executive officer on September 28, 2000. The compensation he earned prior to that time was not as an executive officer.

(3) Mr. Osenton resigned as an executive officer on June 19, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table shows the individual grants of stock options under the Courier Corporation 1993 Stock Incentive Plan (the "1993 Stock Incentive Plan") to each of the Named Executive Officers during the fiscal year ended September 30, 2000.

                                                                           Grant Date
                               Individual Grants                              Value
                  --------------------------------------------            --------------
                    Number of     % of Total
                     Shares         Options
                   Underlying     Granted to     Exercise or               Grant Date
                     Options     Employees in    Base Price    Expiration Present Value
      Name        Granted(#)(1)   Fiscal Year     ($/Sh)(2)      Date        ($)(3)
      ----        -------------   -----------     ---------      ----        ------

J. F. Conway III          6,000      6.1%           26.40       9/30/04      62,419
                          6,000      6.1%           31.49       9/28/05      59,003

G. Q. Nichols                 -        -              -            -            -

R. P. Story, Jr.          5,000      5.1%           24.00       9/30/06      54,380
                          5,000      5.1%           28.63       9/28/07      61,489

P. D. Tobin               1,300      1.3%           24.00       9/30/06      14,139
                          1,500      1.5%           28.63       9/28/07      18,447

P. M. Folger              1,500      1.5%           24.00       9/30/06      16,314
                          1,500      1.5%           28.63       9/28/07      18,447

T. G. Osenton             4,000      4.0%           24.00       9/19/00      43,504

(1) The above table reflects two sets of awards granted in fiscal year 2000. The first awards were granted on September 30, 1999 with respect to fiscal year 2000. The second awards were granted on September 28, 2000 with respect to fiscal year 2001. The options awarded to Messrs. Conway, Story, Tobin and Folger vest over a three-year period, in three equal installments. Options granted are not assignable, except by the laws of descent and distribution or by will. The 1993 Stock Incentive Plan provides that the Board of Directors will determine the effect that the death of an option holder or the termination of his employment will have upon the exercisability of the option. Option vesting may be accelerated in the event of change in control of the Corporation. The options awarded to Mr. Osenton were not vested at the time of his termination and are expired.

(2) The exercise prices of the options awarded to Messrs. Story, Tobin and Folger are the fair market values of the Common Stock on the date of grant. The exercise price of the options awarded to Mr. Conway are 110 % of the fair market value of the Common Stock on the date of grant.

(3) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, a risk-free rate of return on the date of grant, and the term of the option. In calculating the grant date present values set forth in the table, factors ranging from 38.67% to 41.6% have been assigned to the volatility of the Common Stock, based on the average weekly stock price for the three years preceding the date of grant; the yield on the Common Stock has been set at either 1.68% or 1.73%, based upon the annual dividend rate in effect on the date of grant; the risk-free interest rates have been fixed at either 5.91% or 6.12% for periods of five years and either 5.97% or 6.32% for periods of seven years, the rates for U.S. Treasury Notes, with terms comparable to the option terms, on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option terms of five and seven years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table shows each stock option exercised during the fiscal year ended September 30, 2000 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis.

                                                           Number of               Value of Unexercised
                                                       Unexercised Options          In-the-Money Options
                                                      At Fiscal Year End (#)       At Fiscal Year End ($) (1)
                 Shares Acquired        Value         ----------------------       --------------------------
     Name        On Exercise (#)   Realized ($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
     ----        ---------------   ---------------   -----------   -------------   -----------   -------------

J. F. Conway III     13,500            246,094          22,500        12,000          310,935        22,740

G. Q. Nichols             0                  0               0             0                0             0

R. P. Story, Jr.      3,900             51,536          30,575        10,000          487,575        32,293

P. D. Tobin               0                  0           4,430         2,766           61,633         8,193

P. M. Folger          1,275             21,076           8,865         3,000          141,468         9,688

T. G. Osenton        42,132            788,961               0             0                0             0

(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year end, as the case may be.

             LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL YEAR 2000

         The following table describes long-term incentives awarded for the fiscal year 2000 to 2004 performance period under the Corporation's Long-Term Incentive Plan to the Named Executive Officers. Awards are payable in cash only.

                  Performance     Estimated Future Payouts Under Non-stock Price Based Plans
                   or Other       ----------------------------------------------------------
                 Period Until     Threshold         Target          Maximum
                 Maturation or    --------         ------          -------
     Name           Payout            ($)              ($)             ($)
     ----           ------            ---              ---             ---

J. F. Conway III   2000-2002        25,000           100,000         100,000
                   2000-2004        11,895            47,581          47,581

G. Q. Nichols      2000-2002         4,500            18,000          18,000
                   2000-2004         5,500            22,000          22,000

R. P. Story, Jr.   2000-2002        20,000            80,000          80,000
                   2000-2004        10,155            40,620          40,620

P. D. Tobin        2000-2002         3,750            15,000          15,000
                   2000-2004         1,365             5,861           5,861

P. M. Folger       2000-2002         4,500            18,000          18,000
                   2000-2004           422             1,686           1,686

         Two long-term incentive plans are provided, one with a three-year performance period and based upon achievement of specific return on asset targets, and one with up to a five-year performance period and based upon achievement of specific total shareholder return compared to the Company's peer group. In 2000 the threshold amount, which represents 25% of the target amount, has been earned under both plans because 2000 targets were achieved. For the plan based upon return on assets, 75% of the target amount may be earned over the next two years. For the plan based upon total shareholder return, 75% of the target amount may be earned over the next four years. The threshold amount is 25% of the target amount although it can be as low as 0% for both plans.

SENIOR EXECUTIVE SEVERANCE PROGRAM

         Messrs. Conway, Nichols, Story, and Folger are parties to agreements pursuant to the Corporation's Senior Executive Severance Program (the "Severance Program") entered into by Messrs. Conway, Nichols and Story in October 1988, and by Mr. Folger in January 1999. In accordance with the Severance Program, if a "change in control" of the Corporation, as defined in the Severance Program, occurs while one of these individuals is an employee of the Corporation, and his employment is subsequently terminated for reasons other than death, disability, retirement or termination for cause, he shall be entitled to a severance payment and continuation of participation for up to 36 months in certain medical, group life and similar benefit plans of the Corporation. In addition, in the event of a change in control each such individual shall receive a severance payment and benefits if he terminates his employment for "good reason", defined in the Severance Program to include changes in his duties or titles inconsistent with his duties or titles prior to the change in control, reduction within a twelve-month period in his base salary or failure to increase his base salary by at least the average percentage increase for all officers of the Corporation, or reductions or termination of incentive or benefit plans or programs in which he participated prior to the change in control. The severance payment, which is due in a lump sum, is an amount equal to a multiple of 1 to 2.5 times the individual's average annual salary and bonus paid during the five calendar years preceding the change in control. The multiple is based upon years of service with the Corporation; provided that a minimum multiple of 2.0 is prescribed for the Chairman of the Board of Directors, the Chief Executive Officer, the President and the Chief Operating Officer prior to the change in control. The multiple presently applicable to Mr. Nichols is 2.5, and to Messrs. Conway, Story and Folger is 2.

OTHER RETIREMENT BENEFITS

         The Corporation and its subsidiaries, Courier-Citizen Company, Courier Westford, Inc. and National Publishing Company previously maintained defined benefit pension plans to provide retirement benefits for officers and all other non-union employees. All of these defined benefit plans terminated on December 31, 1988. Benefits under the terminated plans have been provided by the purchase of individual annuity contracts from insurance companies. The annual benefit payable at age 65 under the annuity contract to Mr. Conway is $6,565; to Mr. Nichols is $10,527; to Mr. Story is $1,595; and to Mr. Folger is $7,243.

         In June 1992, the Board of Directors approved, and on November 7, 1996 amended, a Supplemental Retirement Benefit Agreement with Mr. Nichols, providing for a supplemental annual benefit payable after his retirement (his "Benefit"). Mr. Nichols' Benefit will be paid as a single life annuity in monthly installments from the date of Mr. Nichols' retirement until his death. On November 9, 2000, the Board of Directors voted to increase the annual amount of the benefit to $70,000 upon retirement at or over his current age of 71. Mr. Nichols may elect to have the Benefit paid in a different form of annuity having an equivalent actuarial value. In the event that Mr. Nichols dies before he retires and is survived by his spouse, a monthly benefit will be paid to his spouse for her life in an amount equal to the Benefit she would have received upon Mr. Nichols' death had he retired on the day preceding his death. If Mr. Nichols has not selected an alternative form of annuity before his death, the spousal benefit will be determined as if he had selected a joint and 100% survivor annuity. In the event of a "change in control" of the Corporation (as defined in the Supplemental Retirement Benefit Agreement) during Mr. Nichols' employment or the payment period of the Benefit, the "commuted value" of the Benefit will be paid to Mr. Nichols within 60 days after the change in control. The commuted value of the Benefit is the present value of the Benefit remaining to be paid at the time of the change in control, assuming that Mr. Nichols will survive for a period equal to his life expectancy, and applying a rate of interest equal to the Internal Revenue Service applicable federal rate for that period.

EMPLOYMENT AGREEMENTS

         The Corporation has an employment agreement with Mr. Nichols effective as of March 3, 1993. Mr. Nichols became Chairman of National Publishing Company in 2000, having served as President since 1976. Mr. Nichols currently works full time. His employment agreement provides for Mr. Nichols to elect part-time employment at a reduced level of compensation. His employment agreement provides that his current benefits will continue. The Corporation may not terminate Mr. Nichols' employment other than for cause.

                        FIVE YEAR STOCK PERFORMANCE GRAPH

         The graph below compares the Corporation's cumulative total stockholder return on its Common Stock with the cumulative total return on the Standard & Poor's 500 stock index (the "S&P 500 Index") and a peer group of companies selected by the Corporation for purposes of the comparison and described more fully below (the "Peer Group"). This graph assumes the investment of $100 on October 1, 1994 in each of Courier Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

                    COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                 COURIER CORPORATION, S&P 500 INDEX, AND PEER GROUP

                                    Cumulative Total Return
                       ------------------------------------------------------
                       9/95      9/96    9/97     9/98      9/99      9/00

COURIER CORPORATION    100.00    71.27   105.39   155.13    189.33    233.20
S & P 500              100.00   120.34   169.01   184.30    235.54    266.83
PEER GROUP             100.00   107.34   131.78    99.12    106.44     88.66


         The Peer Group is made up of the following printing companies: Banta Corporation; Bowne & Co.; Cadmus Communications Corporation; Ennis Business Forms, Inc.; John H. Harland Company; New England Business Services, Inc.; The Standard Register Company; American Banknote Corporation (formerly, United States Banknote Corporation); and Wallace Computer Services, Inc. American Business Products, Inc., Devon Group, Inc., Duplex Products, Inc., Graphic Industries, Inc., Merrill Corporation and Waverly, Inc., which all had been included previously in the Peer Group, were acquired by other companies and are now excluded from the above Peer Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on a review of the reports of changes in beneficial ownership of the Corporation's Common Stock and written representations furnished to the Corporation, the Corporation believes that its executive officers and Directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 2000, with the following exceptions: Peter M. Folger who filed Form 4 late with regards to an option exercise in February 1998, Mr. Tobin who filed Form 3 approximately one month late with respect to his appointment as an executive officer and Mr. Nichols who filed form 4 late with regards to the acquisition of stock through the Corporation's Employee Stock Purchase Plan from September 1999 through September 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley. Mr. Conway is a Director of Enterprise Bank and Trust Company ("Enterprise") in Lowell, MA and a member of the Enterprise compensation committee. Mr. Lerner is a Director and executive officer of Enterprise and a member of its compensation committee.

                    ITEM 3. APPROVAL OF AMENDMENT TO THE 1993
                    AMENDED AND RESTATED STOCK INCENTIVE PLAN

         The Board of Directors unanimously approved an amendment (the "Amendment") to the Corporation's 1993 Amended and Restated Stock Incentive Plan (the "1993 Plan"), subject to stockholder approval, which increases the aggregate number of shares of Common Stock of the Corporation available for grants of stock options ("Options") and restricted stock ("Restricted Stock") under the 1993 Plan by 100,000 from 445,000 to 545,000. A summary of the principal features of the 1993 Plan and the modifications made by the Amendment is set forth below.

         REASONS FOR BOARD RECOMMENDATION. The Board of Directors believes that compensation arrangements of key employees should match directly the strategy and organizational focus that the Corporation has established for achieving competitive success and higher profits and for maximizing shareholder returns. As such, a new executive compensation program was implemented beginning in fiscal year 1994 designed to achieve the following goals: (i) attracting and retaining high-quality management talent and motivating them to build and sustain value for shareholders; (ii) providing aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation; and (iii) establishing for employees in management positions a significant risk/reward compensation system through incentive pay plans. The Board believes that stock options are a valuable method of tying executives' performance to the creation of stockholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years. The recent acquisition of Dover Publications, Inc. has increased the number of key employees who are eligible to participate in the 1993 Plan.

         The Board anticipates that the shares available for award under the 1993 Plan, which was 70,653 shares as of November 24, 2000, will be exhausted within the next two years. Accordingly, the Board of Directors believes that the addition of 100,000 shares under the 1993 Plan (which represents approximately 3% of the current number of outstanding shares of Common Stock) is necessary for the Corporation to continue its executive compensation program beyond the year 2000.

         No awards have been made which are contingent on approval of the additional shares. As of November 24, 2000, options to purchase 211,031 shares were outstanding under the 1993 Plan. The closing price of the Common Stock on November 24, 2000 was $28.50 per share.

VOTE REQUIRED

         The Amendment to the 1993 Plan must be approved by the stockholders under the rules of NASDAQ. The affirmative vote of the holders of a majority of all of the votes cast on the matter is required for the Amendment to be so approved.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE AMENDMENT TO THE 1993 AMENDED AND RESTATED STOCK INCENTIVE PLAN BE APPROVED, AND THEREFORE RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF A DIRECTION TO THE CONTRARY.

DESCRIPTION OF 1993 PLAN AND AMENDMENT

         NUMBER OF SHARES COVERED. Currently, the total number of shares of Common Stock with respect to which Options and Restricted Stock may be granted under the 1993 Plan may not exceed in the aggregate 445,000 (the "Reserved Shares") of which only 70,653 shares are available for future grants. The Amendment increases the Reserved Shares to 545,000. The Reserved Shares may consist of shares of authorized but unissued Common Stock, or shares of authorized and issued Common Stock reacquired by the Corporation. If an outstanding Option expires for any reason or terminates or any grant of Restricted Stock is forfeited, the Reserved Shares subject to the unexercised Option, or the forfeited Restricted Stock, may again be made subject to an Option or Restricted Stock under the 1993 Plan.

         ADJUSTMENTS UNDER THE 1993 PLAN. The number of Reserved Shares covered by any outstanding Option or shares of Restricted Stock, and their price per share, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any capital adjustment. The 1993 Plan provides for certain other adjustments in the event that the Corporation merges or consolidates with another corporation, or sells substantially all of its assets. No adjustments are made by reason of the Corporation's issuance of securities convertible into shares of stock of any class, or upon conversion of shares or obligations of the Corporation convertible into such securities.

         ADMINISTRATION. The 1993 Plan is administered by a Compensation Committee (the "Committee") composed of at least three members appointed by the Board of Directors of the Corporation (the "Board"). All members of the Committee must be members of the Board and non-employee Directors. Each member of the Committee shall also be an outside director within the meaning of Section 162(m) of the Code.

         The Committee has the authority to adopt, amend and rescind such rules and regulations consistent with the provisions of the 1993 Plan as, in its opinion, may be advisable for the administration of the 1993 Plan. The Committee has sole authority to determine, as to persons who are subject to the short swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") because they are officers of the Corporation or a subsidiary, the following: (i) the persons to whom Options and Restricted Stock shall be granted; (ii) the number of Options or shares of Restricted Stock granted to each such person; (iii) the price per share to be paid upon exercise of each such Option; (iv) the period within which each such Option or grant of Restricted Stock may be exercised; and (v) the terms and conditions of each Option or grant of Restricted Stock. As to persons who are not subject to the short swing profit rules of the Exchange Act, the determinations enumerated in the preceding sentence may be made by the Board. The Committee does not have the authority to reprice Options. In the following discussion of the administration and operation of the 1993 Plan, references are made simply to the Committee, rather than to the Committee and the Board.

         ELIGIBILITY. The persons eligible to receive Options and Restricted Stock are those key employees who render or are expected to render services of special importance to the Corporation or to any subsidiary, who have contributed to the success of the Corporation, and who are selected from time to time by the Committee as participants in the 1993 Plan. Members of the Committee, non-employee Directors and consultants to the Corporation and its subsidiaries are not eligible to participate in the 1993 Plan.

         STOCK OPTIONS. An Option granted to an employee of the Corporation or a subsidiary may be an incentive stock option ("ISO") eligible for favorable federal income tax treatment under Section 422 of the Code, if it is so designated in the written agreement between the Corporation and the optionee that sets forth its terms and conditions (the "Stock Option Agreement"). An Option granted to any person may be a nonqualified stock option ("NSO") ineligible for favorable federal income tax treatment under Section 422 of the Code, if it is so designated in the Stock Option Agreement.

         OPTION PRICE. The 1993 Plan does not provide for payment by an optionee upon the grant of an Option. The exercise price of each Option is specified by the Committee at the time the Option is granted but shall not be less than 100% of the fair market value on the date of grant. In the case of any employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary, the price at which Reserved Shares may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

         DURATION OF OPTIONS. The duration of any option is as specified by the Committee in the Stock Option Agreement, but no ISO may be exercisable after the expiration of ten years from its date of grant. In the case of an employee who owns (or is considered to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary, no ISO may be exercisable after the expiration of five years from its date of grant. The Committee, in its discretion, may provide that any Option is exercisable during its entire duration or during any lesser period of time.

         EXERCISE OF OPTION. Options may be exercised by the delivery of written notice to the Corporation setting forth the number of Reserved Shares with respect to which the Option is to be exercised and accompanied by payment of the exercise price of those Reserved Shares. The Option price may be paid in any lawful consideration. Payment of the Option price may be made, in whole or in part, in shares of Common Stock owned by the optionee, valued at their fair market value on the date of exercise, or by attestation; provided, however, that the optionee may not make payment in shares of Common Stock previously acquired by him/her pursuant to the exercise of an ISO, unless such shares have been held by him/her for at least two years from the date of grant of the ISO and at least one year from the date the ISO was exercised. Alternatively, the 1993 Plan permits cashless exercise through a broker.

         TRANSFERABILITY OF OPTIONS. Options are not transferable by the optionee otherwise than by will or under the laws of descent and distribution, and are exercisable during his/her lifetime only by him/her.

         OTHER TERMS AND CONDITIONS OF OPTIONS. Each Option must be evidenced by a Stock Option Agreement that specifies whether the Option is an ISO or an NSO. The Stock Option Agreement shall also contain provisions as to the time or times at which the option shall be exercisable, provisions addressing federal income tax withholding upon exercise of an NSO and such other terms and conditions, consistent with the 1993 Plan, as the Committee shall determine. Options with respect to no more than 25,000 shares of Common Stock may be granted to any one individual in any one calendar year.

         RESTRICTED STOCK. The Committee may grant Restricted Stock to any employee for a number of Reserved Shares to be determined in its discretion, and subject to terms and conditions so determined, including conditions that may require the holder to forfeit the Common Stock for such payment as the Committee shall determine, or for no payment, in the event that he/she ceases to provide services to the Corporation or a subsidiary before a stated time. Unlike holders of Options, a holder of Restricted Stock has the rights of a stockholder of the Corporation to vote and to receive payment of dividends on the Restricted Stock, unless the Committee specifies to the contrary in the Restricted Stock Agreement setting forth the terms on which the Restricted Stork is granted. The Committee may not grant more than 20% of the Reserved Shares in the form of Restricted Stock.

         SPECIAL BONUS AWARDS. The Committee may award in connection with an NSO or a grant of Restricted Stock a cash bonus in an amount not to exceed the greater of (i) the combined federal, state and local income tax liability incurred by the recipient by reason of the exercise of the NSO or the grant or vesting of the Restricted Stock, or (ii) 30% of the income realized by the optionee on account of such exercise or vesting. Such bonuses may be awarded simultaneously with a related NSO or Restricted Stock, or awarded separately with respect to an NSO or Restricted Stock awarded on an earlier date.

         AMENDMENTS TO 1993 PLAN. The Board may modify, revise or terminate the 1993 Plan at any time and from time to time, except that approval of the stockholders of the Corporation is required for any amendment to change the aggregate number of Reserved Shares which may be issued under Options or granted pursuant to the 1993 Plan, change the class of employees or other persons eligible to receive Options or Restricted Stock, or increase materially the benefits accruing to any person under the 1993 Plan.

FEDERAL TAX CONSEQUENCES

         TAX TREATMENT OF NSOs. An optionee realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to an NSO and the exercise price paid is taxed as ordinary compensation income on or after the date on which the NSO is exercised. The difference is measured and taxed as of the date of exercise if the stock is not subject at that time to a substantial risk of forfeiture, as defined in Section 83 of the Code. The optionee's tax basis is increased by the amount of such taxable income.

         The Corporation receives no tax deduction on the grant of an NSO, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the optionee.

         TAX TREATMENT OF ISOs. Except as noted below under the heading Alternative Minimum Tax, Section 422 of the Code provides that an optionee incurs no federal income tax liability on either the grant or the exercise of an ISO. Provided that the option stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period of time, the optionee will be taxed as if he/she had then received ordinary compensation income in an amount equal to the excess of the fair market value of the stock on the date of exercise of the option (or, if less, the amount realized upon the sale of such shares of stock) over the option price. Section 424(c) of the Code defines a disposition of stock for this purpose as any sale, gift or transfer of legal title (except a transfer by will or inheritances), and most types of exchanges.

         The Corporation receives no tax deduction on a grant or exercise of an ISO, but is entitled to a tax deduction if the optionee recognizes taxable income on account of a premature disposition of ISO stock, in the same amount and at the same time as the optionee's recognition of income.

         ALTERNATIVE MINIMUM TAX. The alternative minimum tax is payable by a taxpayer for a given year only to the extent that it exceeds his/her tax liability determined by the regular method. Taxable income for purposes of the alternative minimum tax includes the excess of the fair market value of stock subject to an ISO, at its date of exercise, over the option price.

         TAX TREATMENT OF RESTRICTED STOCK. A person who receives a grant of Restricted Stock generally will not recognize taxable income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. For example, if a person is granted Restricted Stock that he/she must forfeit if he/she leaves employment with the Corporation within two years, he/she will recognize income at the end of the two-year period. The amount of income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid by the holder for the Restricted Stock. Alternatively, a recipient of Restricted Stock may elect, in accordance with
Section 83(b) of the Code, to be taxed on the excess of the fair market value of the Restricted Stock at the time of grant over the amount (if any) paid by the recipient for the Restricted Stock, notwithstanding the restrictions on the stock. All such taxable amounts are deductible by the Corporation at the time and in the amount of the ordinary compensation income recognized by the recipient of the Restricted Stock. The full amount of dividends or other distributions of property made with respect to Restricted Stock before the lapse of the restrictions will constitute ordinary compensation income, and the Corporation will be entitled to a deduction at the same time and in the same amount as the income realized by the Restricted Stockholder.

         EXERCISE BY DELIVERY OF STOCK. Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of an NSO or ISO.

         PARACHUTE PAYMENTS. The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Corporation, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

         LIMITATION ON CORPORATION'S DEDUCTIONS. As a result of Section 162(m) of the Code, the Corporation's federal tax deduction for certain awards under the 1993 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation (other than performance-based compensation) in excess of $1 million a year.

OPTION PLAN BENEFITS

The Committee has not granted any stock options covering the additional 100,000 shares of Common Stock issuable under the 1993 Plan if the Amendment is adopted by the stockholders. Accordingly, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 1993 Plan as amended by the Amendment are not determinable.


                ITEM 3: RATIFICATION OF SELECTION OF ACCOUNTANTS

         The Board of Directors has redesignated the firm of Deloitte & Touche LLP as the Corporation's independent public accountants for the fiscal year ending September 29, 2001. The firm became accountants for the Corporation in 1996.

         Although the Corporation is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders, the Board of Directors believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of Deloitte & Touche LLP, the Directors will consider the vote and the reasons therefore in future decisions on the selection of accountants.

         Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR THE CORPORATION BE RATIFIED AND APPROVED, AND THEREFORE RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

         The Corporation expects to hold its 2002 Annual Meeting on January 17, 2002. Eligible stockholders may present proposals for inclusion in the Corporation's 2002 Annual Meeting Proxy Statement, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Corporation no later than September 12, 2001. Any proposal intended to be presented at the 2002 Annual Meeting should be sent to the Corporation at 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention: Robert P. Story, Jr., Senior Vice President and Chief Financial Officer.

         A stockholder who wishes to present a proposal at the next annual meeting of stockholders, other than a proposal to be considered for inclusion in the Company's proxy statement described above, must deliver the proposal to the address listed above. The Company must receive the proposal on or before September 12, 2001. The proposal must also comply with the other requirements contained in the Company's By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

VOTING OF PROXIES

         The persons named in the enclosed Proxy will vote as directed in the Proxy and, in the absence of such direction, will vote in favor of the actions specified in Items 1 and 2 of the Proxy. The shares will be voted on such other matters as may properly come before the meeting in accordance with the best judgement of the Proxy holder.

         The Board of Directors of the Corporation is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgement if any other matters shall properly come before the meeting, including voting for election of a Director in place of any person named above who may not be available for election.

                                  By order of the Board of Directors,


                                  F. BEIRNE LOVELY, JR., Clerk


15 Wellman Avenue
North Chelmsford, Massachusetts 01863
December 11, 2000


     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   APPENDIX A

                               COURIER CORPORATION

                             AUDIT COMMITTEE CHARTER

I.       GENERAL STATEMENT OF PURPOSE

         The Audit Committee of the Board of Directors (the "Audit Committee") of Courier Corporation (the "Company") oversees on behalf of the Board of Directors (the "Board") management's and the independent auditors' participation in the Company's financial reporting process. The primary objective of the Audit Committee in exercising its oversight function is to promote and preserve the integrity of the Company's financial statements and the independence of the Company's independent auditor.

II.      AUDIT COMMITTEE COMPOSITION

         The Audit Committee shall consist of at least three members who shall be appointed annually by the Board and shall satisfy the qualification requirements set forth in Rule 4310 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

III.     MEETINGS

         The Audit Committee generally is to meet a minimum of two times per year in person or by telephone conference call, with any additional meetings as deemed necessary by the Audit Committee.

IV.      AUDIT COMMITTEE ACTIVITIES

         The principal activities of the Audit Committee will generally include the following:

         A.  REVIEW OF CHARTER

             - Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

         B.  AUDITED FINANCIAL STATEMENTS AND ANNUAL AUDIT

             - Review the overall audit plan with the independent auditor and the members of management who are responsible for preparing the Company's financial statements, including the Company's Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the "Senior Accounting Executive").

             - Review and discuss with management (including the Company's Senior Accounting Executive) and with the independent auditor:

             (i) the Company's annual audited financial statements, including any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements;

             (ii) the adequacy of the Company's internal financial reporting controls that could significantly affect the integrity of the Company's financial statements; and

             (iii) major changes in and other questions regarding accounting and auditing principles and procedures.

             - Review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995.

             - Review and discuss with the independent auditor (outside of the presence of management) any problems or difficulties that the auditor may have encountered with management or others and any management letter provided by the auditor and the Company's response to that letter. This review shall include considering any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information.

             - Discuss with the independent auditor such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 61 ("SAS 61").

             - Based on the Audit Committee's review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor's independence, make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's annual Report on Form 10-K.

             - Prepare the Audit Committee report required by Item 306 of Regulation S-K of the Securities Exchange Act of 1934 (or any successor provision) to be included in the Company's annual proxy statement.

         C.  UNAUDITED QUARTERLY FINANCIAL STATEMENTS

             - Review and discuss with management and the independent auditor such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 71.

         D. MATTERS RELATING TO SELECTION, PERFORMANCE AND INDEPENDENCE OF INDEPENDENT AUDITOR

             - Recommend to the Board the appointment of the independent auditor.

             - Instruct the independent auditor that the independent auditor's ultimate accountability is to the Board and the Audit Committee as representatives of the Company's shareholders.

             - Evaluate on an annual basis the performance of the independent auditor and, if necessary in the judgement of the Audit Committee, recommend that the Board replace the independent auditor.

             - Recommend to the Board on an annual basis the fees to be paid to the independent auditor.

             - Request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as may be modified or supplemented, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such discussion take or recommend that the Board take appropriate action to oversee the independence of the independent auditor.

         E.  GENERAL

             - The Audit Committee may be requested by the Board to review or investigate on behalf of the Board activities of the Company or of its employees, including compliance with laws, regulations or Company policies.

             - Perform such other oversight functions as may be requested by the Board.

             - In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals consulted with by the Audit Committee. The Audit Committee shall have the authority to retain special legal, accounting or other experts, advisors or professionals to render advice to the committee. The Audit Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

             - Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and, to the extent of the independent auditor's audit responsibilities, the independent auditor. It also is not the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to ensure compliance with laws, regulations or Company policies.

                                                                      4550-PS-00

                               COURIER CORPORATION

        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - JANUARY 18, 2001 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Courier Corporation (the "Corporation") hereby constitutes and appoints James F. Conway III, W. Nicholas Thorndike and Kathleen Foley Curley, and each of them singly, with full power of substitution, the attorneys and Proxies of the undersigned, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of the Corporation to be held on January 18, 2001, commencing at 11:00 a.m., and/or at any adjournment or adjournments thereof (the Proxy Statement in connection therewith and due notice of the time, place and purposes of such a meeting have been received by the undersigned) and at such meeting and/or any adjournment or adjournments thereof to vote and act with respect to all shares of Common Stock of the Corporation standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all the powers the undersigned would possess if personally present at said meeting and/or any adjournment or adjournments thereof and especially to vote as follows, a majority of said attorneys and Proxies, or any one if only one be present, to have all the powers of said attorneys or Proxies.


--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                        DO YOU HAVE ANY COMMENTS?

------------------------------------    ----------------------------------------

------------------------------------    ----------------------------------------

------------------------------------    ----------------------------------------

---   PLEASE MARK VOTES
 X    AS IN THIS EXAMPLE
---


--------------------------------------------------------------------------------
                              COURIER CORPORATION
--------------------------------------------------------------------------------


The undersigned hereby ratifies and confirms all that said attorneys and Proxies and each of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof, revoking any proxy heretofore given with respect to such shares.

Mark box at right if an address change or comment has been noted on the reverse side of this card. | |


                                               ---------------------------------
Please be sure to sign and date this Proxy.    Date
--------------------------------------------------------------------------------

Stockholder sign here                         Co-owner sign here
--------------------------------------------------------------------------------



                                                   FOR ALL     WITH-     FOR ALL
                                                   NOMINEES    HOLD      EXCEPT
1. Election of Directors: (01) Arnold S. Lerner
   and (02) George Q. Nichols (as Class C            | |        | |        | |
   Directors)

   If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee

                                                     FOR      AGAINST    ABSTAIN
2. Proposal to approve an amendment to the 1993      | |        | |        | |
   Amended and Restated Stock Incentive Plan, which would increase the number of shares available for grant under the plan, as described in the enclosed
   Proxy Statement.

                                                     FOR      AGAINST    ABSTAIN
3. Proposal to approve the appointment of            | |        | |        | |
   Deloitte & Touche LLP as the Independent
   Public Accountants of the Corporation.

4. To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR PROPOSALS (1), (2) AND
(3) AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ATTORNEYS AND PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.


DETACH CARD                                                          DETACH CARD

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, to be held on January 18, 2001 at Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts 01879.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

COURIER CORPORATION